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Exhibit 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	April 5, 2005
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL GIVES 2005 EARNINGS GUIDANCE

        SOUTH JORDAN, UTAH—Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today provided additional guidance regarding management's expectations for the fiscal year ended December 31, 2005.

        Based upon the information currently available, Merit's management anticipates that Merit's earnings for the year ending December 31, 2005 will be in the range of $0.63-$0.65 per share. Merit's management believes Merit's 2005 earnings would be anticipated in the range of $0.65-$0.67 per share, excluding stock-based compensation, which must be recognized against earnings starting July 1, 2005 under SFAS No. 123R.

        On March 8, 2005, Merit previously indicated that its anticipated sales for the year ending December 31, 2005 would be in the range of $167-171 million.

        "Merit is investing in the future with new and expanded facilities, additional personnel in sales, research and development and administration, and several significant product launches, such as the Prelude sheath introducer, the Backstop Plus, the Viceroy inflation device, the Resolve locking drainage catheter, the Revolution fixation device, the Honor hemostatis valve, the Impress radiology catheter, and procedure trays," said Fred P. Lampropoulos, Merit's Chairman and CEO. "We believe these investments will be valuable as we prepare for long-term growth."

CONFERENCE CALL

        Merit Medical invites all interested parties to participate in its conference call today, April 5, 2005, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is 800-218-0204, and the international number is 303-262-2130. A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

        During the conference call, 2005 guidance will be discussed in more detail.

ABOUT MERIT

        Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 72 individuals. Merit employs approximately 1,350 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; and Galway, Ireland.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Quarterly Report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties include, market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render the Company's products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company's growth strategy, changes in health care markets related to healthcare reform initiatives, litigation and other factors referred to in the Company's 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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MERIT MEDICAL GIVES 2005 EARNINGS GUIDANCE